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EXHIBIT 2.1

                         PURCHASE AND EXCHANGE AGREEMENT

                               SVI SOLUTIONS, INC.
                             A DELAWARE CORPORATION

                                       AND

                                SOFTLINE LIMITED
                           A SOUTH AFRICAN CORPORATION





                           Effective: January 1, 2002









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                         PURCHASE AND EXCHANGE AGREEMENT

         THIS PURCHASE AND EXCHANGE AGREEMENT (this "Agreement") is entered into effective as of January 1, 2002, by and among SVI Solutions, Inc., a Delaware corporation ("SVI"), and Softline Limited, a South African corporation ("Softline"). Capitalized terms used herein shall have the same meanings ascribed to them in the body of this Agreement and in Section 11 below.

         WHEREAS, SVI is the holder of a promissory note dated December 31, 1998 issued by Kielduff Investments Limited, as amended, in the original amount of $18,108,000, with an outstanding balance due of Seven Million Dollars ($7,000,000) as of December 31, 2001 (the "Note");

         WHEREAS, the Note is secured by 1,536,000 shares of common stock of Integrity Software, Inc., which are pledged pursuant to a Pledge Agreement between Kielduff and SVI dated December 31, 1998 (the "Pledge Agreement") to secure Kielduff's obligations under the Note;

         WHEREAS, SVI is indebted to Softline in the total amount of $12,257,359 as of December 31, 2001 including accrued and unpaid interest at fourteen percent (14%) per annum under that certain promissory note dated July 11, 2000, as amended (the "Softline Indebtedness");

         WHEREAS, Softline is the owner of 19,028,715 shares of common stock of SVI (the "SVI Shares"), representing a majority of the issued and outstanding shares of the common stock of SVI;

         WHEREAS, SVI desires to satisfy in full the Softline Indebtedness in exchange for 53,000 shares of Series A Preferred Stock (as defined below) and the transfer of all of its right, title and interest in and to the Note and the Pledge Agreement, and Softline desires to exchange 10,700,000 SVI Shares for 88,000 shares of Series A Preferred Stock, all of which transactions shall concurrently close in accordance with this Agreement.

                                    AGREEMENT

1.       Purchase, Sale and Exchange Transactions.
         ----------------------------------------

                  1.1. AUTHORIZATION. SVI has authorized the issuance and sale pursuant to the terms and conditions of this Agreement of up to 141,000 shares of its Series A Convertible Preferred Stock (the "Series A Preferred Stock"), at a purchase price of $100.00 per share, with the rights, preferences and limitations set forth on a Certificate of Designation to be filed with the Delaware Secretary of State in the form of attached EXHIBIT A (the "Certificate of Designation"). The shares of Common Stock issuable upon the conversion of the Series A Preferred Stock are referred to herein as the "Conversion Shares". The Conversion Shares will be subject to the terms and conditions of an investor rights agreement between the parties in the form of attached Exhibit B (the "Investor Rights Agreement").

                  1.2. ISSUANCE OF NEW SVI SECURITIES AND RELEASE. Subject to the terms and conditions of this Agreement, at the Closing, (a) SVI shall issue and sell to Softline, and Softline shall acquire from SVI, 53,000 shares of Series A Preferred Stock, and (b) SVI shall sell, assign and transfer to Softline, and Softline shall acquire from SVI, all of SVI's right, title and interest in and to the Note and the Pledge Agreement, in exchange for the Release (as defined in paragraph 1.4(c) below) executed by Softline in favor of SVI. A copy of the Note and the Pledge Agreements are attached as EXHIBITS C and D, respectively.


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                  1.3. EXCHANGE OF SVI SHARES. SVI shall issue to Softline
88,000 shares of Series A Preferred Stock in exchange for 10,700,000 shares of SVI Shares.

                  1.4. CLOSING DELIVERIES.

                           (a) CLOSING. Upon satisfaction of the conditions set
forth in Sections 4 and 5, the closing of this Agreement (the "Closing) shall take place at the offices of Solomon Ward Seidenwurm & Smith, LLP, on or before March ___, 2002 (the "Closing Date"), at 10:00 a.m. (local time), or at such other time and place as the parties may agree in writing (the "Closing Date").

                           (b) DELIVERIES OF SVI AT THE CLOSING. At the Closing,
SVI shall deliver to Softline 141,000 shares of Series A Preferred Stock, and an assignment of all its right, title and interest in and to the Note and the Pledge Agreement pursuant to an instrument of assignment substantially in the form of attached Exhibit E (the "Assignments").

                           (c) DELIVERIES BY SOFTLINE AT CLOSING. At the
Closing, Softline shall deliver to SVI (i) a duly executed release, substantially in the form of attached EXHIBIT F (the "Release"); (ii) all documents evidencing the Softline Indebtedness, marked on the face thereof to indicate the Softline Indebtedness has been satisfied in full; and (iii) one or more stock certificates representing 10,700,000 of the SVI Shares, duly endorsed by Softline in favor of SVI.

         2. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SVI. SVI hereby represents and warrants to Softline, as of the date of this Agreement and as of the Closing Date, that except as set forth on the SVI Schedule of Exceptions (which items and exceptions, if any, shall be deemed to be representations and warranties as if made in this Section):

                  2.1. ORGANIZATION; STANDING AND POWER. SVI (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own and operate its Assets and Properties and to carry on the Business as presently conducted and as proposed hereafter to be conducted, and (c) is duly qualified and in good standing to do business as a foreign corporation in each and every jurisdiction where its Assets and Properties are located and wherever such qualification is necessary to carry out the Business except where the failure to so qualify or be in good standing would not have a Material Adverse Effect on the Business and Condition of SVI. SVI has all requisite corporate power and authority to execute, deliver and perform all of its obligations under this Agreement and the other Transaction Documents. SVI has prior to the execution of this Agreement and the other Transaction Documents made available to Softline true and complete copies of its (i) Certificate of Incorporation with all amendments thereto and (ii) by-laws, in each case as in effect on the date hereof (collectively, the "Charter").

                  2.2. BINDING OBLIGATION.


                           (a) Each of this Agreement and the other Transaction
Documents to which SVI is a signatory has been duly executed and delivered by SVI and is the legally valid and binding obligation of SVI, enforceable against SVI in accordance with its terms, except as may be limited by bankruptcy,

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insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                           (b) The Series A Preferred Stock, when issued, sold,
paid for, and delivered in accordance with the terms of this Agreement will be duly and validly issued, fully paid and non-assessable, and free and clear of any restrictions on transfer (other than any restrictions under the Securities Act of 1933, as amended (the "Securities Act") and state securities laws) and any Taxes, security interests, options, warrants, purchase rights, preemptive rights, Contracts, commitments, equities, claims or demands. Upon the conversion of the Series A Preferred Stock in accordance with the Certificate of Designation, the Conversion Shares will be duly and validly issued, fully paid and non-assessable, and free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws) and any Taxes, security interests, options, warrants, purchase rights, preemptive rights, Contracts, commitments, equities, claims or demands.

                  2.3. GOVERNMENTAL AUTHORITY. Except as disclosed on the SVI Schedule of Exceptions, SVI is not required to obtain any approval, consent or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of this Agreement and the other Transaction Documents to which SVI is a signatory (including the issuance and delivery of the shares of Series A Preferred Stock and the Conversion Shares), other than a filing of Form 8-K with the U.S. Securities and Exchange Commission.

                  2.4. CAPITALIZATION.

                           (a) The total number of authorized shares of capital
stock of SVI immediately prior to the Closing consists of 100,000,000 common shares, $.0001 par value (the "Common Stock), and 5,000,000 preferred shares, $.0001 par value (the "Preferred Stock"). As of March 15, 2002, 39,093,609 shares of Common Stock are issued and outstanding and no shares of Preferred Stock are issued and outstanding. All shares of capital stock of SVI issued and outstanding on or prior to the Closing Date have been, and the Conversion Shares will at the time of issuance be, duly and validly issued, fully paid and nonassessable and issued in accordance with all applicable federal and state securities laws. Except for: (a) the capital stock of SVI authorized and issued pursuant to Section 1 of this Agreement, (b) 4,000,000 shares of Common Stock issuable upon exercise of options which are outstanding or reserved for issuance under SVI's 1998 Equity Incentive Plan as of March 15, 2002, (c) 629,235 of Common Stock issuable upon the exercise of options which are outstanding or reserved for issuance under SVI's 1989 Incentive Stock Option Plan as of March 15, 2002, (c) 3,966,639 shares of Common Stock issuable on the exercise of warrants outstanding as of March 15, 2002, (d) 1,046,812 shares of Common Stock issuable upon the exercise of non-statutory stock options granted to non-employees as of March 15, 2002, and (e) 73,529 shares of Common Stock issuable upon the exercise of additional warrants to be issued on or about March 21, 2002 under the Investors' Rights Agreement dated December 22, 2000 between SVI and Koyah Leverage Partners, L.P. and Koyah Partners, L.P. (the "2000 Investor Rights Agreement"), or as set forth in Section 2.4(a) of the SVI Schedule of Exceptions, no other shares have been reserved for issuance on the Closing Date and there are no outstanding options, warrants or other rights to subscribe for or purchase from SVI any shares of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock. The designations, powers, preferences, rights, qualifications, limitations and


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restrictions in respect of each class and series of authorized capital stock of
SVI are or will be as set forth in the Certificate of Designation and the Charter, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable against SVI under all applicable laws, rules and regulations.

                           (b) Except for the rights of first refusal set forth
in the 2000 Investors' Rights Agreement which are set forth in Section 2.4(b) of the SVI Schedule of Exceptions, there are no preemptive rights, rights of first refusal, options, warrants, conversion rights or similar rights which are binding on SVI permitting any person to subscribe for or purchase from SVI shares of its capital stock pursuant to any Law or Order, the Charter, by agreement or otherwise. None of the transactions contemplated by this Agreement (including issuance of the Series A Preferred Stock and the Conversion Shares) will cause any anti-dilution protection provisions given by SVI to any Person to become operative.

                  2.5. NO CONFLICTS. The execution and delivery by SVI of this Agreement and the other Transaction Documents to which SVI is a signatory and the performance by SVI of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Charter; (b) conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to SVI or any of its Assets and Properties; or (c) result in or give to any Person any rights or create any additional or increased liability of SVI under or create or impose any Liens upon, SVI or any of its Assets and Properties under any Contract or Permit to which SVI is a party or by which its Assets and Properties are bound.

                  2.6. TRANSFER OF NOTE. SVI has the authority to transfer the Note and its security interest in the pledged shares (the "Security") without impairing the interests so transferred. The transfer of the Note and security interest in the pledged shares is made without any recourse against SVI as to payment, and SVI makes no representation or warranty whatsoever concerning the amount, if any, which may be actually realized by any subsequent holder of the Note and the Security.

                  2.7. BROKER'S FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by SVI or any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of SVI or any of its Affiliates.

         3. REPRESENTATIONS AND WARRANTIES OF SOFTLINE. Softline represents and warrants to SVI, as of the date of this Agreement and as of the Closing, that except as set forth on the Softline Schedule of Exceptions attached hereto (which items and exceptions, if any, shall be deemed to be representations and warranties as if made in this Section):

                  3.1. AUTHORIZATION. The execution and delivery by Softline of this Agreement and the other Transaction Documents to which Softline as signatory, the performance of Softline's obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and will not, either prior to or as a result of the consummation of the transactions contemplated by this Agreement: (i) violate any law or any governmental rule or regulation

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applicable to Softline, any provision of the certificate or articles of incorporation or bylaws of Softline, or any Contract, indenture, agreement or other instrument to which Softline is a party, or by which Softline or any of its assets or properties are bound, or (ii) be in conflict with, result in a breach of, or constitute (after the giving of notice or lapse of time or both) a default under, or result in the creation or imposition of any lien of any nature whatsoever upon any of the Assets and Properties of Softline pursuant to the provisions of any Contract, indenture, agreement or other instrument to which Softline is a party. Softline is not required to obtain any approval, consent or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the execution, delivery or performance of this Agreement or the other Transaction Documents to which Softline is a signatory, other than receiving the approvals of the South African Exchange Control and the Johannesburg Stock Exchange.

                  3.2. BINDING OBLIGATION. Each of the Agreement and the other Transaction Documents to which Softline is a signatory has been duly executed and delivered by Softline and is the legally valid and binding obligation of Softline, enforceable against Softline in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

                  3.3. BROKER'S FEES. No agent, broker, finder, investment banker, financial advisor or other similar Person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any act or statement made or alleged to have been made by Softline or any of its Affiliates, or any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of Softline or any of its Affiliates.

                  3.4. REGULATION S. Softline has not offered to transfer the Series A Preferred Stock to any Person in the United States or to any U.S. Person or for the account or benefit of any U.S. Person (as defined in Rule 902(k) of Regulation S) and has not, nor has any Person acting on its behalf, made any directed selling efforts in the United States with respect to the Series A Preferred Stock. Softline is not a U.S. Person, as defined in Rule 902(k) of Regulation S promulgated under the Securities Act and is not acquiring the Series A Preferred Stock for the account or benefit of any U.S. Person. On the date of this Agreement Softline is, and at the Closing, Softline will be, domiciled outside of the United States.

                  3.5. SVI SHARES. Softline has good and marketable title to the SVI Shares, free and clear of liens, encumbrances and other restrictions.

         4. SOFTLINE'S CONDITIONS TO CLOSING. Softline's obligation to proceed with Closing is subject to the fulfillment to Softline's satisfaction (or waiver thereof), at or prior to Closing, of the following conditions:

                  4.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of SVI contained in Section 2 hereof shall be true and correct when made and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

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                  4.2. PERFORMANCE. SVI shall have performed and complied with all agreements, obligations, and conditions contained in this Agreement that are required to be performed by them or with which they are required to have complied on or before Closing.

                  4.3. APPROVALS. Softline shall have received the consent of the South Africa Reserve Bank to the transactions contemplated in this Agreement, to the extent required by applicable Law; and (b) the Johannesburg Stock Exchange, to the extent required by the listing agreement between Softline and such exchange by the policies or regulations of the exchange.

                  4.4. CERTIFICATE OF DESIGNATION. SVI shall have filed the Certificate of Designation with the Delaware Secretary of State.

                  4.5. TRANSACTION DOCUMENTS. Each of the other Transaction Documents shall have been duly executed and delivered to SVI prior to or concurrently with the Closing.

         5. SVI'S CONDITIONS TO CLOSING. SVI's obligation to proceed with Closing is subject to the fulfillment to SVI's satisfaction (or waiver thereof), prior to or at Closing, of the following conditions:

                  5.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of Softline contained in Section 3 hereof shall be true and correct when made and as of Closing with the same effect as though such representations and warranties had been made on and as of the Closing Date.

                  5.2. PERFORMANCE. Softline shall have performed and complied with all agreements, obligations, and conditions contained in the Agreement that are required to be performed by it or with which it is required to have complied on or before Closing.

                  5.3. APPROVALS. SVI shall have received the consent of the American Stock Exchange, Inc. to the transactions contemplated in this Agreement, to the extent required by the listing agreement between SVI and such exchange or by the policies or regulations of the exchange.

                  5.4. UNION BANK. To the extent required by its loan agreement with Union Bank of California ("Union Bank"), SVI shall have received the consent of Union Bank to the transactions contemplated by this Agreement and a release from Union Bank of its security interest in the Note and Pledge Agreement in a form satisfactory to SVI.

                  5.5. APPRAISAL. SVI shall have received an opinion from a recognized valuation expert selected by SVI that the transactions contemplated by this Agreement as a whole are fair to the shareholders (excluding Softline) of SVI.

                  5.6. BOARD AND SHAREHOLDER APPROVALS. SVI shall have received the approval of its Board of Directors and, to the extent required by law or any agreements or instruments, its shareholders, to the transactions contemplated in this Agreement.

                  5.7. TRANSACTION DOCUMENTS. Each of the other Transaction Documents shall have been duly executed and delivered to Escrow Holder prior to or concurrently with the Closing.

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         6. SECURITIES RESTRICTIONS/NO RECOURSE. Softline acknowledges and agrees to the following:

                  6.1. RESTRICTIONS ON TRANSFER. The Series A Preferred Stock and, when issued, the Conversion Shares will be, restricted securities as such term is defined in Rule 144 promulgated under the Securities Exchange Act of 1934 and are not transferable except in compliance with applicable federal and state securities laws.

                  6.2. RESTRICTIVE LEGENDS. The certificates representing the Series A Preferred Stock and the Conversion Shares shall be stamped or otherwise imprinted with legends in substantially the following form:

                  "THE SECURITIES OF SVI SOLUTIONS, INC. (THE "ISSUER") REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED PURSUANT TO REGULATION S, PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND HAVE NOT BEEN REGISTERED UNDER THE ACT OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE TRANSFERRED OR SOLD EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT OF 1933, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION."

                  6.3. SECURITIES LAW COMPLIANCE.

                           (a) Softline acknowledges and agrees that none of the
Series A Preferred Stock or Conversion Shares have been registered under the Securities Act and may not be offered or sold in the United States or to U.S. Persons unless such securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available.

                           (b) Softline agrees to make all offers and sales of
the Series A Preferred Stock and Conversion Shares only in compliance with the provisions of Rule 903 or Rule 904 of Regulation S promulgated under the Securities Act (as applicable), under an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act

                  6.4. NO RECOURSE. The Note, Pledge Agreement and Security are sold and transferred to Softline without any recourse against SVI as to payment. SVI makes no representation or warranty as to the amount, if any, which may be actually realized by any subsequent holder of the Note and the Security.

         7. COVENANTS OF SVI AND SOFTLINE.

                  7.1. COVENANTS AND AGREEMENTS OF SVI PRIOR TO CLOSING. During the period commencing on the date hereof and ending on the Closing Date, SVI shall perform the following covenants in this Section 7.1:

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                           (a) COOPERATION. SVI shall take all necessary or
desirable steps and proceed diligently and in good faith and use its commercially reasonable best efforts to promptly obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental Authorities or any other Person required of SVI, or of Softline to consummate the transactions contemplated hereby and by the Transaction Documents, and SVI shall use its best efforts to promptly effect the transactions contemplated hereby and by the Transaction Documents. SVI shall use its best efforts to obtain the approval of its Board of Directors to the transactions contemplated by this Agreement on or before March 22, 2002.

                           (b) INVESTIGATION BY SOFTLINE. Subject to the
confidentiality provisions in Section 10.13 below, from the date hereof through the Closing Date, SVI shall: (i) provide Softline and its officers, employees, agents, counsel, accountants, financial advisors, consultants and other representatives (together "Representatives") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of SVI and its subsidiaries and their Assets and Properties and Books and Records, and (ii) furnish Softline and such Representatives with all such information and data concerning the business and operations of SVI and its subsidiaries, as the case may be, as Softline or any of such other Representatives reasonably may request in connection with such investigation. Nothing contained in this Section 7 or any other investigation by or disclosure to Softline shall affect the survival of or modify, limit or create any exception to the representations, warranties, covenants, agreements and indemnities of SVI hereunder or the conditions to the obligations of Softline to close as set forth in Section 4 hereof..

                           (c) NOTICE AND CURE. SVI shall notify Softline
promptly in writing of, and contemporaneously shall provide Softline with true and complete copies of any and all information or documents relating to, and shall use its best efforts to cure before the Closing Date, any event, transaction or circumstance occurring after the date of this Agreement that causes or shall cause any covenant or agreement of SVI under this Agreement to be breached or that renders or shall render untrue any representation or warranty of SVI contained in this Agreement.

                  7.2. COVENANTS OF SVI AFTER CLOSING. So long as the shares of Series A Preferred Stock remains outstanding and convertible, SVI shall take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than 100% of the aggregate number of shares of Common Stock needed to provide for the issuance of Conversion Shares.

                  7.3. COVENANTS AND AGREEMENTS OF SOFTLINE PRIOR TO CLOSING. During the period commencing on the date hereof and ending on the Closing Date, Softline shall perform the following covenants in this Section 7.3:

                           (a) COOPERATION. Softline shall take all steps it
determines are necessary or desirable and shall proceed diligently and in good faith and use its commercially reasonable best efforts to promptly obtain all consents, approvals or actions of, to make all filings with and to give all notices to, Governmental Authorities or any other Person required of Softline, or of SVI to consummate the transactions contemplated hereby and by the Transaction Documents, and Softline shall use its best efforts to promptly effect the transactions contemplated hereby and by the Transaction Documents.

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                           (b) NOTICE AND CURE. Softline shall notify SVI
promptly in writing of, and contemporaneously shall provide SVI with true and complete copies of any and all information or documents relating to, and shall use its best efforts to cure before the Closing Date, any event, transaction or circumstance occurring after the date of this Agreement that causes or shall cause any covenant or agreement of Softline under this Agreement to be breached or that renders or shall render untrue any representation or warranty of Softline contained in this Agreement.

         8. INDEMNIFICATION.

                  8.1. INDEMNIFICATION BY SVI. SVI shall defend, indemnify, and hold harmless Softline against all Softline Claims (as defined below) and all costs, expenses and attorney's fees reasonably incurred in the defense of any of such Softline Claims or any action or proceeding brought on any of such Softline Claims, to the extent not covered by any applicable insurance or to the extent of any liability in excess of the policy limits of such insurance. For purposes of this paragraph, "Softline Claims" means all liabilities, damages, losses, costs, expenses, reasonable attorney's fees and claims (except to the extent caused by Softline's negligent act, willful misconduct or breach under this Agreement) arising from (a) any breach or default in the performance of any obligation to be performed by SVI under this Agreement, and (b) any breach of any representation or warranty of SVI set forth in this Agreement. Nothing in this Paragraph creates any rights to which any insurance company may be subrogated and no person who is not a party to this Agreement may enforce, directly or indirectly, this subparagraph.

                  8.2. INDEMNIFICATION BY SOFTLINE. Softline shall defend, indemnify, and hold harmless SVI against all SVI Claims (as defined below) and all costs, expenses and attorney's fees reasonably incurred in the defense of any of such SVI Claims or any action or proceeding brought on any of such SVI Claims, to the extent not covered by any applicable insurance or to the extent of any liability in excess of the policy limits of such insurance. For purposes of this paragraph, "SVI Claims" means all liabilities, damages, losses, costs, expenses, reasonable attorney's fees and claims (except to the extent caused by SVI's negligent act, willful misconduct or breach under this Agreement) arising from (a) any breach or default in the performance of any obligation to be performed by Softline under this Agreement, and (b) any breach of any representation or warranty of Softline set forth in this Agreement. Nothing in this Paragraph creates any rights to which any insurance company may be subrogated and no person who is not a party to this Agreement may enforce, directly or indirectly, this subparagraph.

         9. TERMINATION.

                  9.1. MECHANICS OF TERMINATION. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                           (a) by mutual written agreement of Softline, on the
one hand, and SVI, on the other hand; or

                           (b) by either party if the other party is in default
under any material provision under this Agreement and the defaulting party fails to cure such default within five (5) business days following notification thereof by the terminating party.

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                  9.2. EFFECT OF TERMINATION. If this Agreement is validly
terminated pursuant to Section 9.1, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of either party, except that the provisions with respect to confidentiality in Section
10.13 will continue to apply following any such termination.

         10. MISCELLANEOUS.

                  10.1. AMENDMENTS AND WAIVERS. This Agreement may be amended only with the written consent of each party. Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by a party in the exercise of any of its rights or remedies constitutes a waiver of (or otherwise impairs) such right or remedy. A consent to or approval of an act does not waive or render unnecessary the consent to or approval of any other or subsequent act.

                  10.2. NOTICES. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally or transmitted by facsimile transmission with receipt acknowledged by the addressee or the next business day after being deposited for next-day delivery with an internationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice at the address(es) specified on the signature page of this Agreement for each party (or at such other address as shall be specified by like notice).

                  10.3. ENTIRE AGREEMENT. This Agreement and the other Transaction Documents contain the entire agreement of the parties and supersede all prior negotiations, correspondence, term sheets, agreements and understandings, written and oral, between or among the parties regarding the subject matter hereof.

                  10.4. SUCCESSORS AND ASSIGNS. This Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon the respective heirs, representatives, successors and permitted assigns of the parties. Nothing in this Agreement or the other Transaction Documents, express or implied, is intended to confer upon any party other than the parties hereto or their respective heirs, representatives, successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement or the other Transaction Documents, except as expressly provided in this Agreement or the other Transaction Documents. SVI expressly acknowledges and agrees that, subject only to limitations imposed by state and federal securities laws, Softline has the right to transfer or assign any of its rights under and in connection with this Agreement and the other Transaction Documents and any securities acquired pursuant to this Agreement and the other Transaction Agreements.

                  10.5. SEVERABILITY. If any provision of this Agreement or the other Transaction Documents, or the application of such provision to any person or circumstance, shall be held invalid or unenforceable, the remainder of this Agreement and the other Transaction Documents, or the application of such provision to persons or circumstances other than those to which it is held to be invalid or unenforceable, shall not be affected thereby.

                  10.6. GOVERNING LAW; ARBITRATION. This Agreement and the other Transaction Documents shall be governed by and construed and interpreted in accordance with the law of the State of Delaware, without regard to that state's

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conflict of laws principles. All disputes arising under this Agreement shall be resolved by arbitration pursuant to the commercial rules of the American Arbitration Association then in effect. All disputes shall be arbitrated in Wilmington, Delaware. The prevailing party in any such arbitration shall be entitled to recover its reasonable attorneys' fees and other costs incurred therein. Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in any federal or state court located in the city of Wilmington, Delaware. Notwithstanding the foregoing, any party obtaining any Order or judgment in any of the above referenced courts may bring an action in such court in Order to enforce such Order or judgment. Each party authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices set forth in this Agreement.

                  10.7. ATTORNEYS' FEES. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the other Transaction Documents, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

                  10.8. INTERPRETATION. Each of this Agreement and the other Transaction Documents shall be construed according to its fair language. The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the other Transaction Documents.

                  10.9. FURTHER ASSURANCES. Each party to this Agreement shall execute such other and further certificates, instruments and other documents as may be reasonably necessary and proper to implement, complete and perfect the transactions contemplated by this Agreement.

                  10.10. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall be considered one and the same agreement.

                  10.11. TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                  10.12. COSTS. Each party shall bear its own costs and fees incurred in connection with the negotiations of the terms of this Agreement, drafting of applicable documents and Closing of the transactions contemplated herein.

                  10.13. CONFIDENTIALITY. Each party hereto will hold in confidence from any Person (other than any Affiliate), unless compelled to disclose by law or legal process, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party in connection with this Agreement and the other Transaction Documents or the transactions contemplated hereby, including this Agreement or the Transaction Documents or their respective terms and conditions, except to the extent that such documents or information can be shown to have been (a) previously known to the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party by another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and

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

information confidential. In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party will, and will cause their Affiliates and their respective representatives to, promptly to deliver or cause to be delivered all copies of documents and information furnished by the other party in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memorandum, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party furnished such documents and information or its representatives.

                  10.14. SURVIVAL OF WARRANTIES. The warranties, representations and covenants of each party contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years following the Closing.

                  10.15. LEGAL REPRESENTATION. Each of the parties to this Agreement acknowledges that, in connection with the negotiation and preparation of this Agreement, SVI was represented by the law firm of Solomon Ward Seidenwurm & Smith, LLP ("SWSS") and that SWSS represented only the interests of SVI. Each of the parties to this Agreement also acknowledges that SWSS has previously represented SVI and Softline. The parties to this Agreement agree that after execution of this Agreement, SVI may retain SWSS as its legal counsel notwithstanding SWSS's prior or concurrent representation of Sofltline.

         11. GLOSSARY. For purposes of this Agreement, the following terms shall have the meanings set forth below, which shall be equally applicable to both the singular and plural forms of any of such terms:

                  2000 INVESTOR RIGHTS AGREEMENT has the meaning ascribed to it in Section 1.1.

                  AFFILIATE means, as applied to any Person, (i) any officer, director, or former officer or director; (ii) any other Person directly or indirectly controlling, controlled by or under common control with, that Person,
(iii) any other Person that owns or controls ten percent (10%) or more of any class of equity securities (including any equity securities issuable upon the exercise of any option) of that Person, or (iv) any member, director, partner, officer, agent, or employee of such Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by", and "under common control with") as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by Contract or otherwise.

                  AGREEMENT has the meaning ascribed to it in the preamble.

                  ASSETS AND PROPERTIES of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible including the goodwill related thereto, operated, owned or leased by such Person).

                  ASSIGNMENTS has the meaning ascribed to it in Section 1.4(b).

                  BUSINESS means the business currently conducted by SVI or its subsidiaries.

                  BUSINESS AND CONDITION OF SVI means the Business, condition (financial or otherwise), results of operations, Assets and Properties of SVI and its subsidiaries.

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

                  CERTIFICATE OF DESIGNATION has the meaning ascribed to it in
Section 1.1.

                  CHARTER has the meaning ascribed to it in 2.1.

                  CLOSING has the meaning ascribed to it in Section 1.4(a).

                  CLOSING DATE has the meaning ascribed to it in Section 1.4(a).

                  COMMON STOCK has the meaning ascribed to it in Section 2.4(a).

                  CONTRACT means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract or other commitment (whether written or oral).

                  GOVERNMENTAL AUTHORITY means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, any arbitrator, tribunal or panel of arbitrators and shall include, without limitation, any stock exchange, quotation service and the National Association of Securities Dealers.

                  INDEBTEDNESS means, as to any Person: (i) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), deferred purchase price of property or services, notes, bonds, debentures or similar instruments, all obligations of such Person representing the balance of, all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, obligations under conditional sale or other title retention agreement, obligations of such Person under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (vii) all indebtedness secured by any Lien on any Asset or Property owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (ii) all indebtedness of any other Person referred to in clause (i) above, guaranteed, directly or indirectly, by such Person.

                  LAWS means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

                  LIENS means any mortgage, pledge, assessment, security interest, lease, Lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or Contract committing to grant any of the foregoing.

                  MATERIAL ADVERSE EFFECT means a material adverse effect on the business, operations, properties, condition (financial or otherwise), results of operations, assets (taken as a whole), prospects or liabilities of SVI or the Business.

                  ORDER means any writ, judgment, decree, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

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

                  PERMITS means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental Authority.

                  PERSON means any individual, corporation, joint stock corporation, limited liability company or partnership, general partnership, limited partnership, proprietorship, joint venture, other business organization, trust, union, association or Governmental Authority.

                  RELEASE has the meaning ascribed to in Section 1.4(c).

                  REPRESENTATIVES has the meaning ascribed to it in Section
7.1(b)

                  SECURITIES ACT has the meaning ascribed to it in Section
2.2(b).

                  SERIES A PREFERRED STOCK has the meaning ascribed to it in
Section 1.1.

                  SOFTLINE has the meaning ascribed to it in the preamble.

                  SOFTLINE CLAIMS has the meaning ascribed to it in Section 8.1.

                  SOFTLINE INDEBTEDNESS has the meaning ascribed to it in the recitals.

                  SOFTLINE SCHEDULE OF EXCEPTIONS means the schedules delivered to SVI by or on behalf of Softline, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Softline pursuant to Section 3 of this Agreement.

                  SVI has the meaning ascribed to it in the preamble.

                  SVI CLAIMS has the meaning ascribed to it in Section 8.2.

                  SVI SCHEDULE OF EXCEPTIONS means the schedules delivered to Softline by or on behalf of SVI, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by SVI pursuant to Section 2 of this Agreement.

                  TAXES means any taxes, assessments, duties, fees, levies, imposts, deductions, withholdings or other governmental charges of any nature whatsoever imposed by any Governmental Authority or taxing authority of any country or political subdivision of any country and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon.

                  TRANSACTION DOCUMENTS means the Investor Rights Agreement, the Assignments and the Release.

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

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

                                            SVI SOLUTIONS, INC.

                                            By:/s/ Barry Schechter
                                               -------------------
                                            Name: Barry Schechter
                                            Title: Chief Executive Officer

                                            5607 Palmer Way
                                            Carlsbad, CA 92008
                                            Tel:  (760) 496-0805
                                            Fax: (760) 496-0285

                                            with a copy to:

                                            Solomon Ward Seidenwurm & Smith
                                            401 B Street, Suite 1200
                                            San Diego, CA 92101
                                            Attn:  Norman Smith, Esq.
                                            Tel:  (619) 231-0303
                                            Fax:  (619) 231-4755

                                            SOFTLINE LIMITED

                                            By: /s/ Rob Wilke
                                                -------------
                                            Name: Rob Wilke
                                            Title: CFO

                                            151 Katherine Street
                                            Atholl Ext 12
                                            Sandton, 2031
                                            Attention:  Neil Dove
                                            Tel: (2711) 2928200
                                            Fax: (2711) 2928201



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